Exhibit 10(s)

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of this 15th day of December, 2009 (the “Effective Date”) by and between Sandy Spring Bancorp, Inc., a registered bank: holding company and a Maryland Corporation (“Bancorp”), Sandy Spring Bank, a Maryland corporation and wholly owned subsidiary of Bancorp with its headquarters in Olney, Maryland (collectively the “Bank”) and Frank H. Small (the “Officer”).

WITNESSETH:

WHEREAS, the Officer is employed as the Executive Vice President of Bancorp and Executive Vice President and Chief Operating Officer of the Bank.

WHEREAS, the Bank and the Officer each desire that the Officer be provided with certain benefits in the event of a Change in Control, as defined below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1.	Definitions:

a.           Change in Control. A “Change in Control” shall be deemed to occur on the earliest of any of the following events after the date of this Agreement:

i.     The acquisition by any entity, person or group (other than the acquisition by a tax-qualified retirement plan sponsored by Sandy Spring Bancorp, Inc. (“Bancorp”) or the Bank of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 25% of the outstanding capital stock of Bancorp or the Bank entitled to vote generally for the election of directors (“Voting Stock”);

ii.    The commencement by any entity, person, or group (other than Bancorp or the Bank, a subsidiary of Bancorp or the Bank, or a tax-qualified retirement plan sponsored by Bancorp or the Bank) of a tender offer or an exchange offer for more than 20% of the outstanding Voting Stock of Bancorp or the Bank;

iii.   The effective time of (a) a merger or consolidation of Bancorp or the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of Bancorp or the Bank immediately prior to such merger exercise voting control over less than 80% of the Voting Stock of the surviving or resulting corporation, or (b) a transfer of substantially all of the property of Bancorp or the Bank other than to an entity of which Bancorp or the Bank owns at least 80% of the Voting Stock;

iv.   Upon the acquisition by any entity, person, or group of the control of the election of a majority of the Bank’s or Bancorp’s directors;

v.    At such time that, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors (“Board”) of Bancorp or the Board of the Bank (the “Continuing Directors”) cease for any reason to constitute at least two-thirds of such Board, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors of such Board then in office shall be considered a Continuing Director.

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b.            Covered Period. The “Covered Period” shall mean the period beginning six months before a Change in Control and ending at the end of the term specified in Section 2 hereof.

c.            Good Reason. “Good Reason” shall be deemed to exist at the time that any of the following events occurs without the Officers express written consent:

i.    A material reduction in the Officer’s responsibilities or authority in connection with his employment by Bancorp or the Bank;

ii.   Assignment to the Officer of duties for which he is not reasonably equipped by his skills and experience;

iii.  A reduction in salary or material reduction in benefits;

iv.  A requirement that the Officer’s principal business office or principal place of residence be relocated out side any county in which the Bank has its main office, its branches, or its deposit-taking Automatic Teller Machines; or

v.   Failure to provide office facilities, secretarial services, and other administrative services to Officer that are substantially equivalent to the facilities and services provided to the Officer immediately after the Effective Date (excluding brief periods during which office facilities may be temporarily unavailable due to fire, natural disaster, or other calamity).

vi.  The Officer’s resignation for any reason during the first sixty (60) days immediately following the first twelve months after the effective date of a definitive purchase and assumption agreement, the execution of which brought about the Change in Control.

Notwithstanding the foregoing, a reduction or elimination of the Officer’s benefits under one or more benefit plans maintained by Bancorp or the Bank as part of a good faith, overall reduction or elimination of such plan or plans or benefits thereunder applicable to all participants in a manner that does not discriminate against the Officer (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plan or plans prior to such reduction or elimination are not available to other officers of Bancorp or the Bank or any company that controls either of them under a plan or plans in or under which the Officer is not entitled to participate and to receive benefits on a fair and nondiscriminatory basis.

Notwithstanding the foregoing, it is expected that the Bank will perform all duties and agreements to be performed herein, and they shall have the right to cure non-performance, to the extent such performance is reasonably capable of being cured, and shall promptly upon receipt of written notice of non-performance that the Officer describes and alleges to be Good Reason, comply with the requirements of such notice. and further if they shall not comply with such notice to the satisfaction of the Officer within forty-eight (48) hours after delivery thereof, (except if such compliance cannot be reasonably completed within forty-eight (48) hours, if Bank shall not commence to comply with such period and thereafter proceed to completion with due diligence) the Officer shall have the right to proceed with notice of a “Good Reason” termination as specified above.

d.           Just Cause. Termination for “Just Cause” shall mean termination of employment by reason of the Officer’s:

i.	Personal dishonesty;

ii.	Willful misconduct;

Small Change in Control Agreement

iii.	Breach of fiduciary duty involving personal profit;

iv.	Intentional failure to perform duties; or

v.	Willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

Notwithstanding the foregoing, it is expected that Officer will perform all duties and agreements to be performed herein, and Officer shall have the right to cure non-performance, to the extent such performance is reasonably capable of being cured, and shall promptly upon receipt of written notice of non-performance that Bancorp or the Bank describes and alleges to be Just cause, comply with the requirements of such notice, and further if Officer shall not comply with such notice to the satisfaction of the Bank within forty-eight (48) hours after delivery thereof, (except if such compliance cannot be reasonably completed within forty-eight (48) hours, if Officer shall not commence to comply within such period and thereafter proceed to completion with due diligence) the Bank shall have the right to proceed with a “Just Cause “ termination as described above.

The Bank shall determine if Just Cause exists with respect to its employment of the Officer in the exercise of its good faith discretion.

e.            Total Annual Compensation. For purposes of this Agreement, Total Annual Compensation shall mean:

i.    One-year’s base salary at the highest rate in effect in the period beginning six months before the last Change in Control to occur before termination of the Officer’s employment; plus

ii.   Other compensation, including, without limitation, bonus payments, at the rate paid for (i) the calendar year preceding such Change in Control, or (ii) the calendar year preceding termination of the Officer’s employment, whichever is greater, but shall not include the value of benefits that are not subject to current federal income taxation to the Officer. Such other compensation for a calendar year shall be annualized on a monthly basis based upon the number of months in the calendar year in which the Officer was employed.

2.
Term. The term of this Agreement shall be the period commencing on the Effective Date and ending on the last moment of the second anniversary of the Effective Date. On each anniversary of the Effective Date prior to a termination of the Agreement, the term under this Agreement shall be extended for an additional one-year period beyond the then effective expiration date without action by any party, provided that neither the Bank nor the Officer shall have given written notice at least sixty (60) days prior to such anniversary date of its or his desire that the term not be extended.

3.	Termination in Connection with a Change in Control.

a.   If, within the Covered Period, the Bank shall terminate the Officer’s employment without Just Cause or the Officer shall terminate his employment with Good Reason, the Bank shall, within ten calendar days of the termination of Officer’s employment, make a lump-sum cash payment to him equal to 2.99 times his Total Annual Compensation.

b.   Also in the event of such a termination, the Officer shall, for three calendar years following the Officer’s termination of employment, continue to participate in any benefit plans of The Bank that provide health (including medical and dental), life and disability insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to executive officers of the Bank during such period.

Small Change in Control Agreement

4.	Adjustment of Certain Payments and Benefits.

a.   In the event that payments pursuant to this Agreement (including, without limitation, any payment under any plan, program, or arrangement referred to in Section 3 hereof) would result in the imposition of a penalty tax pursuant to Section 28OG of the Internal Revenue Code, such payments shall be reduced to equal the maximum amount that may be paid under such Section 28OG without exceeding such limits. In the event any such reduction in payments is necessary, the Officer may determine, in his sole discretion, which categories of payments (including, without limitation, the value of benefits, acceleration of vesting, or receipt of benefits or amounts) are to be reduced or eliminated.

b.   Payments made to the Officer pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section I (W) of the Federal Deposit Insurance Act (“FDIA”), relating to “golden parachute” and indemnification payments and certain other benefits.

5.
Confidentiality. The Officer agrees to maintain the confidentiality of any and all information concerning the operation or financial status of Bancorp, the Bank, and any of their subsidiaries; the names or addresses of any of the borrowers, depositors, and other customers of any such companies; any information concerning or obtained from such customers; and any other information concerning Bancorp or the Bank or any of their subsidiaries to which he may be exposed during the course of his employment. The Officer further agrees that, unless required by law or specifically permitted by Bancorp or the Bank in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of The Bank.

6.	Successors and Assigns.

a.   This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank that shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.   Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

7.
No Mitigation. The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Officer in any subsequent employment.

8.
No Plan Created. The Officer and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and the Bank and the Officer each expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or the Bank that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion or on whose behalf such assertion was made.

Small Change in Control Agreement

9.	No Additional Rights: Third Party Beneficiary.

a.   This Agreement does not confer any right to employment or any other right not specifically stated herein. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or the Bank that it does so shall be deemed a material breach of this Agreement by the party making such an assertion or on whose behalf such assertion was made.

b.   Bancorp is a third party beneficiary, with notice thereof, to Section 5 of this Agreement. This Agreement is for the benefit of the parties hereto, and, except as expressly stated herein with respect to Bancorp, is not intended to be for the benefit of, or to be enforceable by, any other person.

10.	Certain Regulatory Events.

a.   If the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

b.   If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

c.   If a notice served under Sections 8(e)(3) or 8(g)(l) of the FDIA suspends and/or temporarily prohibits the Officer from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay the Officer all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

The occurrence of any of the events described in paragraphs a, b, and c above may be considered by the Bank in connection with a termination for Just Cause.

11.
Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

a.	If to the Bank:

Sandy Spring Bank
c/o Office of General counsel
I7801 Georgia Avenue
Olney, MD 20832

b.	If to the Officer:

Frank H. Small
1010 Windjammer Court
Churcton, MD 20733

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12.	Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties.

13.
Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland, without regard to its conflict of laws principles, shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

14.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.	Headings. Headings contained herein are for convenience of reference only.

16.
Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

17.	Section 409A

(i)      The Officer will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(ii)     If at the time of the Officer’s separation from service, (a) the Officer is a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Bank) and (b) the Bank makes a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Bank will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay the remaining amount (if any) in a lump sum on the first business day after such six month period.

(iii)    To the extent the Officer would be subject to an additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 17. The Officer and the Bank agree to cooperate to make such amendment to the terms of this Agreement as may be necessary to avoid the imposition of penalties and taxes under Section 409A; provided, however, that the Officer agrees that any such amendment shall provide the Officer with economically equivalent payments and benefits, and the Officer agrees that any such amendment will not materially increase the cost to, or liability of, the Bank with respect to any payment.

(iv)    For purposes of the this Agreement, Section 409A shall refer to Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and any other authoritative guidance issued thereunder.

Small Change in Control Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SANDY SPRING BANCORP, INC.

/s/ Daniel J. Schrider
Daniel J. Schrider, President and Chief Executive Officer

SANDY SPRING BANK

/s/ Daniel J. Schrider
Daniel J. Schrider, President and Chief Executive Officer

OFFICER

/s/ Frank H. Small
Frank H. Small

Small Change in Control Agreement